Exhibit 99.2

Sovereign Bancorp                                     News Release

FOR IMMEDIATE RELEASE CONTACT:

April 12, 1999
       Dennis S. Marlo    (610) 320-8437 Dmarlo@Sovereignbank.com
       Mark R. McCollom   (610) 208-6426 Mmccollo@Sovereignbank.com
       Linda Hagginbothom (610) 320-8498 Linda@Sovereignbank.com
       Sovereign Website                 Sovereignbank.com

         Corporate Headquarters:  2000 Market Street, Philadelphia, PA

            SOVEREIGN EXPECTS FIRST QUARTER OPERATING EPS OF $0.28

      PHILADELPHIA, PA.....Sovereign Bancorp, Inc. ("Sovereign")
(NASDAQ/NMS:SVRN) today announced that it expects its operating earnings per share ("EPS") for the first quarter of 1999 to be approximately $0.28, in line with consensus analyst estimates.

            The transition of the balance sheet is progressing rapidly with commercial and consumer loan originations approximating $1.0 billion combined for the first quarter. These factors, coupled with lower deposit costs, are helping to contribute to Sovereign's accelerated earnings.

      Sovereign's detailed earnings for the quarter will be released on Tuesday, April 20, 1999. Sovereign last week had announced a 10% stock repurchase program to take advantage of weak stock prices in this environment. Sovereign is a pro forma $23.4 billion bank holding company with over 300 Community Banking Offices operating in eastern Pennsylvania, northern Delaware, and New Jersey. The third largest bank headquartered in Pennsylvania, Sovereign's closing price of its common stock, Friday, April 9, 1999, was $13.8750 per share.

                                 - THE END -

Note:
This presentation contains estimates of future operating results for 1999 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue creation. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors
<PAGE 1> affecting the Company's operations, pricing, products and services.  <PAGE 2>